Exhibit 99.1

FindEx.com Appoints Two New Directors

OMAHA, Neb.—December 20, 2007—FindEx.com, Inc. (OTC Bulletin Board: FIND), announced today the appointment of Gordon A. Landies and William J. Bush, CPA to its Board of Directors.

Gordon Landies has over twenty-five years experience in the software industry, serving most recently as the President of International Microcomputer Software, Inc. (IMSI), a desktop software company that Mr. Landies helped reposition into an online entertainment company.  He has successfully engineered numerous mergers, acquisitions, and company spin-offs.  William (Bill) Bush brings over twenty years of experience in acquisitions, capital raising, public accounting, financial support, and business development and was most recently Chief Financial Officer of ZVUE Corporation (NASDAQ:ZVUE), a leading distributor of user generated content on the internet.

Steven Malone, FindEx’s Chief Executive Officer stated, “We are very pleased with the addition of Gordon and Bill to the Board of FindEx.  These two gentlemen bring a wealth of experience and industry knowledge to our company and both have been successful in growing revenue and increasing shareholder value in other companies.  Gordon’s been working with FindEx in 2007 as a consultant and has helped us begin to reposition the company.”

The addition of Messers Landies and Bush to the Findex Board increases the total board members to five including CEO and Chairman, Steven Malone, CFO Kirk Rowland, and outside board member John Kuehne, CPA.

About FindEx.com, Inc.

FindEx.com, Inc. develops and publishes church and Bible study software products designed to simplify biblical research, streamline church office tasks, provide easy access to Bible-related stories, and enhance the user’s understanding of the Bible. The company’s one operating division called The Parsons Church Group was acquired in July 1999 from The Learning Company, a division of Mattel, Inc.

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Findex to be materially different from the statements made herein. Among others, these risks include but are not limited to the following: (i) limited liquidity and capital resources; (ii) serious business competition, (iii) fluctuations in operating results may result in unexpected reductions in revenue and stock price volatility; (iv) delays in product releases and introductions may result in unexpected reductions in revenue and stock price volatility, and (v) errors or defects in products may cause a loss of market acceptance and result in fewer sales. These, as well as other risks are described in the company’s annual report on Form 10-KSB for the year ended December 31, 2006.

Contact:

FindEx.com, Inc.
Kirk Rowland
(402) 333-1900
Email: qvnvst@quickverse.com